CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century International Bond Funds of our reports dated December 18, 2019, relating to the financial statements and financial highlights, which appear in the American Century Emerging Markets Debt Fund’s, American Century International Bond Fund’s, and the American Century Global Bond Fund’s Annual Report on Form N-CSR for the year ended October 31, 2019. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
February 27, 2020